Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter and Year-End 2008 Financial Results

Consolidated Revenue Increased 71% in 2008; Live Conference Call and Webcast Scheduled for 9am EDT at www.safeguard.com/earnings

WAYNE, Pa.--(BUSINESS WIRE)--March 12, 2009--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that consolidated revenue for the three months and year ended December 31, 2008 increased 78% to $21.9 million and 71% to $73.7 million, respectively, excluding discontinued operations.

Safeguard’s consolidated net loss for the fourth quarter was $19.4 million, or $0.16 per share, versus a loss of $11.9 million, or $0.10 per share, for the same period of 2007, excluding discontinued operations. For the year, the net loss was $42.8 million, or $0.35 per share, compared to a loss of $46.5 million, or $0.38 per share, in 2007, excluding discontinued operations.

“Safeguard’s achievements in 2008 were encouraging in the face of this historic economic decline and volatility,” said Peter J. Boni, President and Chief Executive Officer of Safeguard. “We ended the year with a stronger balance sheet and a stronger mix of well-positioned, growing partner companies. Safeguard enters 2009 with excellent momentum, improved liquidity and the strategic discipline to pursue compelling opportunities in growth-stage technology and life sciences companies. Safeguard remains focused on its long-term goals of increasing shareholder value by building value in its partner companies and realizing that value through well-timed exits.”

During 2008, Safeguard sold five partner companies – Acsis, Alliance Consulting Group Associates, Laureate Pharma, Neuronyx and ProModel – in a bundled sale for $74.5 million and $31.5 million in Safeguard debt guarantees that were eliminated in the transaction. “We’re pleased to have completed this sale when we did in the spring,” Boni concluded, “as opposed to later on in 2008 when the financial markets further deteriorated and faltered.”

Safeguard deployed approximately $16 million of capital in 2008 for ownership positions in four promising partner companies – Swaptree.com, Molecular Biometrics, Tengion and Garnet BioTherapeutics. In addition, Safeguard repurchased approximately $43 million in face value of its convertible senior debentures due March 15, 2024. The 2008 purchases, at a 22% aggregate discount to face value, bring repurchases since 2006 to $64 million in face value. Safeguard issued $150 million of the debentures in 2004. At December 31, 2008, outstanding debentures totaled $86 million. “The bundled sale generated cash to acquire stakes in attractive businesses, as well as to strengthen our balance sheet and to buy back discounted debt,” said Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer. “In 2008, we also repurchased 974,900 shares of Safeguard common stock at an average price of $1.31 per share.”

During 2008, aggregate partner company revenues were $173 million for the partner companies listed below, which is in line with previous guidance. Safeguard expects 2009 aggregate revenue of these same partner companies to total between $200 million and $220 million. Aggregate revenue figures are comprised of the results of life sciences partner companies Clarient, Advanced BioHealing, Alverix, Cellumen and Molecular Biometrics, as well as technology partner companies Advantedge Healthcare Solutions, Authentium, Beyond.com, Bridgevine, Portico Systems and Swaptree. Recently added partners Garnet BioTherapeutics and Tengion as well as Avid Radiopharmaceuticals and NuPathe are pre-revenue companies and do not impact current aggregate revenue expectations. GENBAND and Rubicor Medical are not included in our aggregate revenue guidance.

LIFE SCIENCES PARTNER COMPANIES FOURTH QUARTER HIGHLIGHTS

MAJORITY HOLDING

Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, continues to grow robustly, reporting its 18th quarter of sequential revenue growth. Fourth quarter and full year 2008 revenue increased 78% and 71%, to $21.9 million and $73.7 million, respectively. Clarient reported positive adjusted EBITDA (defined below) for the year, a first in the Company’s history. Due to new, higher margin cancer diagnostic services for tumors of the colon, prostate, breast and lung, as well as increased testing volumes and higher Medicare reimbursement rates, Clarient expects 2009 annual revenue to increase 26% to 33% to between $93 million and $98 million. Clarient also expects to report positive adjusted EBITDA and operating income for the year. Safeguard’s 60.4% ownership position in Clarient had a market value of approximately $76 million at December 31, 2008.

MINORITY HOLDINGS

Advanced BioHealing, Inc. (ABH), a leader in regenerative medicine, develops and markets cell-based and tissue-engineered products for wound healing. ABH continues to perform well, driven by strong demand for its FDA-approved Dermagraft™, for diabetic foot ulcers. Safeguard deployed $10.8 million of capital in ABH in February and May 2007 and has a 28% ownership position.

Alverix, Inc., an optoelectronics company, develops low-cost, handheld reader devices with the accuracy and precision of laboratory instruments. The company partners with manufacturers to deliver accurate results at the point of care – physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. The company has scalable, design and manufacturing facilities in California and Malaysia. Safeguard deployed $3.9 million capital in Alverix in October 2007 and August 2008 and has a 50% ownership position.

Avid Radiopharmaceuticals, Inc. is a leader in the development of molecular imaging products for neurodegenerative diseases. Avid is conducting clinical trials at more than 25 research centers across the U.S. and initiated Phase III trials in early 2009 for its amyloid imaging compound, florpiramine F 18 (18F-AV-45), which tests for the presence of Alzheimer’s disease pathology in people with symptoms of cognitive impairment. Avid anticipates beginning Phase II trials for its AV-133 Parkinson’s disease imaging products in the first half of 2009. Safeguard deployed $7.3 million of capital in Avid in May 2007 and has a 14% ownership position.

Cellumen, Inc. is a cellular systems biology company that delivers proprietary services and products to support drug discovery and development. Cellumen analyzes responses of cell lines, primary cells and patient samples to treatments, improving predictions of drug efficacy and safety, thus reducing failure rates and cutting development costs. Cellumen is building a backlog of business from big pharma and leading biotech customers. Safeguard deployed $6.1 million of capital in Cellumen in June 2007 and owns 41%.

Garnet BioTherapeutics, Inc., a clinical-stage regenerative medicine company, is developing proprietary therapies to reduce scarring in cosmetic, orthopedic, and cardiovascular surgical wounds. Garnet’s cell therapy is based on distinct bone marrow derived cells capable of reducing inflammation and promoting healing. Garnet’s cost-effective, compliant manufacturing process derives a high number of doses from a single, adult donor. Safeguard deployed $2.5 million of capital in November 2008 for a 31% position.

Molecular Biometrics, Inc. is a metabolomics company developing novel clinical tools for applications in personalized medicine to more accurately characterize biologic function in health and disease. Currently focused on reproductive health, Molecular Biometrics’ lead product, ViaMetrics-E™, is the first, and only, non-invasive diagnostic procedure designed to help identify the most viable embryos with the greatest reproductive potential for in vitro fertilization (IVF), while reducing multiple births. International and domestic product launches are planned in 2009 and 2010, respectively. Safeguard deployed $3.5 million of capital in Molecular Biometrics in September and December 2008 for a 38% ownership position.

NuPathe, Inc. is a specialty pharmaceutical company developing innovative therapeutic products for the treatment of neurological and psychiatric diseases. The company initiated Phase III clinical trials in early 2009 for ZelrixTM, the first and only migraine patch that delivers sumatriptan through NuPathe’s proven and proprietary SmartRelief™ technology, designed to reduce the effects such as nausea and/or vomiting. Development continues for NuPathe’s NP201, a novel approach to the treatment of Parkinsons’s disease with pre-clinical proof-of-concept studies under way. Safeguard has deployed $10 million of capital in NuPathe since September 2006 and has a 24% ownership.

Rubicor Medical, Inc. has developed and markets three FDA-cleared devices in the U.S. for minimally invasive breast biopsy and lesion removal. The company is currently exploring the possibilities of raising additional funding. Operating activities have been suspended until additional capital and management are secured. We recognized an impairment charge of $4.0 million in our holdings in Rubicor in the fourth quarter. Safeguard deployed $20 million of capital in Rubicor in August 2006 and has a 45% ownership position.

Tengion, Inc. is a clinical stage regenerative medicine company focused on developing, manufacturing and commercializing human neo-organs and neo-tissues using its Autologous Organ Regeneration Platform™. Phase II trials of the patented Tengion Neo-Bladder Augment® were competed in late 2008 in patients with neurogenic bladder due to spina bifida. Safeguard deployed $7.5 million of capital into Tengion in October 2008.

TECHNOLOGY PARTNER COMPANIES FOURTH QUARTER HIGHLIGHTS

MINORITY HOLDINGS

Advantedge Healthcare Solutions, Inc. is a Healthcare Information Technology (HCIT) company that provides medical billing software and services to healthcare providers on an outsourced basis. AHS employs a web-based technology platform and continuous business process improvement methods to increase the operating efficiencies of medical billing and to improve results for its physician customers. Safeguard deployed $9 million of capital in AHS in November 2006 and May 2008 and has a 38% ownership position.

Authentium, Inc., a provider of anti-malware and identity protection software, launched its industry-shifting product in 2008 called SafeCentral™. SafeCentral’s patent-pending technology significantly reduces the risk of consumers having their personal information stolen while using internet services such as online banking and tax filing (which are primary sources of identity theft). We recognized an impairment charge of $2.6 million in our holdings in Authentium in the fourth quarter due to the economy's impact on its prospective customer base. Safeguard has deployed $9.3 million of capital since April 2006 for a 20% ownership position.

Beyond.com, Inc. is the world’s largest network of online niche career communities. Sectors with increased online job postings in the fourth quarter were healthcare, sales and clerical-administrative, according to Beyond.com’s quarterly trend analysis. More than half of reporting industries posted fewer online jobs in the quarter, compared to third quarter levels. Beyond.com maintains its solid position with long-term growth drivers firmly intact. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 37% ownership position.

Bridgevine, Inc. is a leading Internet marketing company that enables online consumers to compare and purchase digital services such as Internet, phone, VoIP, TV, wireless, music, entertainment and more. An expanding lineup of products and services from more merchants is the primary growth engine for the company. Safeguard deployed $8 million of capital in Bridgevine in August 2007 for a 21% stake.

GENBAND, Inc. merged with Safeguard partner company NextPoint Networks in late 2008 to bolster its position as a market-leading developer of next-generation IP infrastructure solutions. GENBAND’s high-performance gateway solutions are deployed in more than half of the world’s 100 largest fixed and mobile telecommunications providers. Safeguard has a 2.3% ownership position in GENBAND.

Kadoo, Inc.’s board of directors effectively ceased operations at the company in February 2009. A sale of the company’s technology is being explored. Safeguard deployed $2.2 million in Kadoo in August 2007 and has a 14% ownership position. We have written down the carrying value to zero at December 31, 2008.

Portico Systems, Inc. is a Healthcare Information Technology (HCIT) company that is pioneering the next generation of healthcare payer software solutions. Portico’s integrated provider management solution enables insurance carriers (i.e. payers) to reduce administrative, medical and IT costs and shorten the cycle of launching new products and services. Portico is experiencing growth as an increasing number of health plans are investing in solutions that increase efficiency, lower costs, and improve provider satisfaction. In addition to revenue growth, the number of employees was expanded 20%. Safeguard deployed $8.8 million of capital in Portico in August 2006 and February 2008 for a 47% ownership position.

Swaptree, Inc. is the first and only online e-Commerce website that enables users to trade books, CDs, DVDs and video games, using its proprietary internet-enabling software. Swaptree.com continues to experience rapid growth of its user base as consumers seek innovative ways to save money in this economy. Safeguard deployed $3.4 million of capital in Swaptree in July 2008 and has a 29% ownership position.

SAFEGUARD SCIENTIFICS FOURTH QUARTER AND YEAR-END 2008 EARNINGS CALL
Please call at least 10 minutes prior to call to register.

Date: Thursday, March 12, 2009

Time: 9:00am EDT

Webcast: www.safeguard.com/earnings

Call-in Number: 877-407-8035
(International) + 201-689-8035

Replay Number: 877-660-6853
(International) + 201-612-7415

Replay Access Codes: Account# 286 – Conference ID# 314075
Both access codes are required for playback.
Replay available through March 19, 2009 at 11:59pm EDT

Podcast: www.safeguard.com/podcast
Available approximately 24 hours following the conclusion of the earnings call

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals with capital requirements between $5 million and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by the Company as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by the Company may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of the Company’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as ours and that it provides a useful measure of our financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on our debt, capital lease obligations and non-cash stock based compensation charges.

There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of recorded costs against revenue. Management compensates for these limitations in non-GAAP measures by also evaluating performance based on traditional GAAP financial measures. Accordingly, in analyzing future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007

Assets
Cash and cash equivalents and marketable securities - Parent	$87,914	$95,275
Cash and cash equivalents - Consolidated Partner Company	1,838	1,516
Other current assets	30,395	38,706
Assets held for sale	-	1,465
Current assets of discontinued operations	-	32,867
Total current assets	120,147	169,829
Ownership interests in and advances to companies	85,561	90,038
Goodwill, net	12,729	12,729
Other	13,965	18,346
Non-current assets of discontinued operations	-	99,420
Total Assets	$232,402	$390,362

Liabilities and Shareholders' Equity
Lines of credit	$14,104	$13,997
Other current liabilities	17,643	25,781
Current liabilities of discontinued operations	-	50,132
Total current liabilities	31,747	89,910
Other long-term liabilities	9,945	12,313
Convertible senior debentures	86,000	129,000
Non-current liabilities of discontinued operations	-	5,916
Redeemable consolidated partner company stock-based compensation	-	84
Total shareholders' equity	104,710	153,139
Total Liabilities and Shareholders' Equity	$232,402	$390,362

Certain prior year amounts have been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenue	$21,936	$12,357	$73,735	$42,995
Operating expenses	26,572	20,810	93,751	77,697
Operating loss	(4,636)	(8,453)	(20,016)	(34,702)
Other income (loss), net interest, equity loss and minority interest	(14,758)	(3,454)	(22,787)	(12,475)

Net loss from continuing operations before income taxes	(19,394)	(11,907)	(42,803)	(47,177)
Income tax benefit	-	-	26	696
Net loss from continuing operations	(19,394)	(11,907)	(42,777)	(46,481)
Loss from discontinued operations, net of tax	-	(3,610)	(9,236)	(19,387)

Net loss	$(19,394)	$(15,517)	$(52,013)	$(65,868)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.16)	$(0.10)	$(0.35)	$(0.38)
Net loss from discontinued operations	-	(0.03)	(0.07)	(0.16)

Net loss per share	$(0.16)	$(0.13)	$(0.42)	$(0.54)

Weighted average shares outstanding
Basic and Diluted	122,366	122,509	122,767	122,351

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenue
Clarient	$21,936	$12,357	$73,735	$42,995
Life Sciences	-	-	-	-
Technology	-	-	-	-
Total Segment Results	$21,936	$12,357	$73,735	$42,995

Operating Income (Loss) from Continuing Operations (a)
Clarient	$155	$(3,279)	$(1,601)	$(11,919)
Life Sciences	-	-	-	-
Technology	-	-	-	-
Total Segment Results	155	(3,279)	(1,601)	(11,919)
Other Items (c)	(4,791)	(5,174)	(18,415)	(22,783)
	$(4,636)	$(8,453)	$(20,016)	$(34,702)

Safeguard Share of Net Income (Loss) from Continuing Operations (b)
Clarient	$119	$(2,023)	$805	$(7,379)
Life Sciences	(9,583)	(3,556)	(23,858)	(15,229)
Technology	(7,065)	(1,607)	(12,947)	(5,249)
Total Segment Results	(16,529)	(7,186)	(36,000)	(27,857)
Other Items (c)	(2,865)	(4,721)	(6,777)	(18,624)
Net Loss from Continuing Operations	$(19,394)	$(11,907)	$(42,777)	$(46,481)

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to minority interest.

(b) Safeguard Share of Net Income (Loss) from Continuing Operations includes the net results of each segment, including interest, adjusted for any amount allocated to minority interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our partner companies, we are providing additional financial information on our partner companies, including carrying value by majority partner company, as well as aggregate cost and carrying value for all of our minority partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	December 31,
	2008
Safeguard Carrying Value by Majority Partner Company
Clarient	$20,394

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Minority Partner Companies	$79,937	$140,182
Other holdings	5,624	34,934
	$85,561	$175,116

Total Carrying Value	$105,955

Results of Discontinued Operations:

	Three Months Ended December 31, 2007
					Clarient	Total
		Alliance	Laureate	Pacific Title	Technology	Discontinued
	Acsis	Consulting	Pharma	& Art Studio	Business	Operations
Revenue	$6,141	$21,149	$8,096	$-	$-	$35,386
Net income (loss)	(1,458)	(1,141)	(951)	-	(60)	(3,610)

	Twelve Months Ended December 31, 2008
						Total
		Alliance	Laureate	Pacific Title		Discontinued
	Acsis	Consulting	Pharma	& Art Studio	Mantas	Operations
Revenue	$8,198	$29,317	$8,197	$-	$-	$45,712
Net income (loss)	(2,030)	(18,897)	13,171	(1,594)	114	(9,236)

	Twelve Months Ended December 31, 2007
					Clarient	Total
		Alliance	Laureate	Pacific Title	Technology	Discontinued
	Acsis	Consulting	Pharma	& Art Studio	Business	Operations
Revenue	$20,344	$85,673	$27,106	$6,522	$864	$140,509
Net income (loss)	(8,284)	(10,647)	(3,728)	2,660	612	(19,387)

Safeguard Scientifics, Inc.
Partner Company Financial Data (Continued)
(in thousands)

Clarient reported positive adjusted earnings before interest expense, income taxes, depreciation and amortization and stock-based compensation ("Adjusted EBITDA") for the three and twelve months ended December 31, 2008. We believe that Adjusted EBITDA represents a useful measure of assessing the performance of Clarient, as it reflects its business momentum without the impact of certain non-cash items. Adjusted EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles (GAAP). Safeguard is providing this financial information to enhance understanding of the Clarient segment within Safeguard’s GAAP consolidated financial statements and it should be considered by investors in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Below is a reconciliation of Adjusted EBITDA to net income from continuing operations before income taxes for Clarient.

Three Months Ended
December 31, 2008
Adjusted EBITDA for Clarient
Net Income from continuing operations before income taxes	$119
Add (net of minority interest):
Interest expense, net	128
Depreciation and amortization	288
Stock-based compensation	170
Adjusted EBITDA	$705

Twelve Months Ended
December 31, 2008
Adjusted EBITDA for Clarient
Net income from continuing operations before income taxes	$805
Add (net of minority interest):
Interest expense, net	507
Depreciation and amortization	2,000
Stock-based compensation	1,011
Adjusted EBITDA	$4,323

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
T: 610-293-0600
F: 610-672-9521